Exhibit 99.1

PRESS RELEASE

Contact:
Matthew Jones
Chief Financial Officer
Convera Corporation
703 761 3700
mjones@convera.com

Vienna, Va., September 18, 2009 —  Convera Corporation (NASDAQ: CNVR) - www.convera.com - today announced that it received a non-compliance notice letter from The NASDAQ Stock Market ("NASDAQ") on September 15, 2009 stating that for the last 30 consecutive business days the bid price of the company’s common stock has closed below $1.00 per share, which is the minimum bid price required for continued inclusion on the NASDAQ Global Market by Marketplace Rule 5450(a)(1).

The letter indicates that, in accordance with Marketplace Rule 5810(c)(3)(A), the company will be provided with a grace period of 180 calendar days, or until March 15, 2010, to regain compliance with the $1.00 per share minimum bid price requirement. NASDAQ staff may determine that the company has regained compliance with Marketplace Rule 5040(a)(1) if at any time before March 15, 2010, the bid price of the company's common stock closes at $1.00 per share or above for a minimum of ten consecutive business days.  If the company cannot demonstrate that it has regained compliance within such time period, it will receive written notification that its securities are subject to delisting.  Alternatively, the company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.

The company is not presently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing because, as disclosed by the company in its press release on June 1, 2009, the company expects to adopt a plan of dissolution and file a certificate of dissolution to orderly wind down its business and operations.  At that time, the company’s listing on NASDAQ will cease, if not earlier.

About Convera®

Convera is a leading provider of vertical search services for publishers. Based on a semantic index of the Web, Convera enables publishers to generate additional revenue by creating customized search applications for specialist audiences under their own brand. Many of the world’s largest publishers use Convera vertical search services to accelerate their e-publishing strategies, meet growing monetization goals and build loyal online professional communities. Convera is headquartered in Vienna, VA with major offices in Carlsbad, CA.  Convera is listed on NASDAQ under the ticker symbol CNVR.

Cautionary Statement About Forward-Looking Statements

Certain statements contained in this release constitutes forward-looking statements. These forward-looking statements reflect Convera’s current plan and expectations concerning future events, including without limitation the adoption of the plan of dissolution, the filing of the certificate of dissolution, and the cessation of stock trading on NASDAQ. Such forward-looking statements involve a number of risks and uncertainties, including factors listed from time to time in the documents Convera filed with the Securities and Exchange Commission, which could cause actual events or results to differ materially from those expected. Convera cautions the readers that this list is not exhaustive. These filings can be obtained from the SEC’s website at www.sec.gov. Convera operates in a changing business environment and new risks arise from time to time. The forward-looking statements included in this release are made only as of the date of this release and are based on information available to Convera at such time. Convera does not have or undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances other than as required by applicable federal securities laws.